                        METROPOLITAN SERIES FUND, INC.

            SUB-ITEM 77O TRANSACTIONS EFFECTED PURSUANT TO RULE 10F-3

THIRD QUARTER 2009

None

FOURTH QUARTER 2009

NAME OF PORTFOLIO: Loomis Sayles Small Cap Core Portfolio

ISSUER: AGA Medical Holdings Inc.

BROKER: Merill Lynch

UNDERWRITER(S):  Bank of America Merrill Lynch; Citigroup Global Markets Inc.;
                 Deutsche Bank Securities Inc.; Leerink Swann & Co.; Wells Fargo Securities LLC; Natixis Bleichroeder Inc.

AFFILIATED UNDERWRITER IN THE SYNDICATE: Natixis Bleichroeder Inc.

DATE OF PURCHASE: 10/20/09

DATE OF OFFERING: 10/20/09

AMOUNT OF PURCHASE: $1,705,751

AMOUNT OF OFFERING: $199,375,000

PURCHASE PRICE: $14.50

COMMISSION OR SPREAD: None

NAME OF PORTFOLIO: Loomis Sayles Small Cap Growth Portfolio

ISSUER: AGA Medical Holdings Inc.

BROKER: Merill Lynch

UNDERWRITER(S):  Bank of America Merrill Lynch; Citigroup Global Markets Inc.;
                 Deutsche Bank Securities Inc.; Leerink Swann & Co.; Wells Fargo Securities LLC; Natixis Bleichroeder Inc.

AFFILIATED UNDERWRITER IN THE SYNDICATE: Natixis Bleichroeder Inc.

DATE OF PURCHASE: 10/20/09

DATE OF OFFERING: 10/20/09

AMOUNT OF PURCHASE: $1,705,751

AMOUNT OF OFFERING: $199,375,000

PURCHASE PRICE: $14.50

COMMISSION OR SPREAD: None

[X] The securities are (i) part of an issue registered under the Securities Act of 1933, (ii) "municipal securities" as defined under the Securities Exchange Act of 1934, (iii) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or
     (iv) exempt from registration under section 4(2) of the Securities Act of 1933 or Rules 144A or 501-508 thereunder.

[X] The purchase price did not exceed the offering price at the end of the first business day after the first day of the offering (or fourth day before termination, if a rights offering).

[X]  The underwriting was a firm commitment.

[X] The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

[X] IN RESPECT OF ANY SECURITIES OTHER THAN MUNICIPAL SECURITIES, the issuer of such securities has been in continuous operation for not less than three years (including operations of predecessors), OR IN RESPECT OF ANY MUNICIPAL SECURITIES, the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization or if the issuer of the municipal securities or entity supplying the revenues from which the issues is to be paid has been in continuous operation for less than three years (including any predecessors), it has received one of the three highest ratings from at least one such rating service.

[X] The amount of the securities purchased by all of the funds and discretionary accounts advised by the same investment adviser or subadviser did not exceed 25% of the principal amount of the offering.

[X] The Portfolio did not purchase the securities directly or indirectly from an officer, director, member of an advisory board or employee of the Fund or investment adviser or subadviser of the Portfolio or affiliated person thereof.